Exhibit 99.2

MasterBrand Releases Inaugural Environmental, Social and Governance (ESG) Report

JASPER, Ind.--(BUSINESS WIRE)—June 29, 2023-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today released the Company’s inaugural Environmental, Social and Governance (ESG) Report. The report provides an overview of MasterBrand’s ESG progress in many areas and showcases the ways the Company is living its mission to be a responsible steward of resources.

“Being a leader in our industry comes with an even greater responsibility to do what is right for all stakeholders, including customers, shareholders, dealers, supply chain partners, our team members and the communities in which we live and work,” said Dave Banyard, President and Chief Executive Officer. “In that spirit, we are proud to share how we continue to honor this commitment with our inaugural ESG report.”

Key highlights from the report include:

•	Sustainable wood sourcing practices, with approximately 80% of the Company’s 2022 hardwood spend derived from supply originating in North America and Europe
•	Partner to the National Forest Foundation, which leads forest conservation efforts and promotes responsible forest recreation
•	44% female executive management team, 33% female board and more than 37% POC associates in the U.S. exemplifies commitment to building an inclusive and diverse workforce
•	OSHA recordable rate close to 1 for 2022, less than 1/3 of the industry average (based on 2021 Bureau of Labor Statistics Industrial Average)
•	Separate Chairman and CEO structure with a diverse board, 80% of which has prior board experience

“We are pleased with our efforts to date, but we know there is work to be done on our journey to a more sustainable future,” Banyard continued. “We look forward to the opportunity to further advance our ESG efforts and leave a legacy of positive contributions to our industry and those who enjoy the beauty and functionality of our products.”

The report is available at https://masterbrand.com/about-us/esg.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,500 dealers, major retailers and builders. MasterBrand employs over 13,600 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Investor Relations:

Investorrelations@masterbrand.com

Media Contact:

Media@masterbrand.com

Source: MasterBrand, Inc.